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                                                               EXHIBIT 4(s)(ii)

                                LOGO METLIFE(R)
                      METROPOLITAN LIFE INSURANCE COMPANY
                  One Madison Avenue, New York, NY  10010-3690


                              ROTH IRA ENDORSEMENT

A. This Endorsement amends the Individual Retirement Annuity ("IRA") contract to which it is attached, in order to make it suitable for use as your Roth IRA.

B. The first sentence on the Cover Page is deleted and replaced with the following: This contract is a Roth IRA under Code Section 408A. The second sentence on the Cover Page is deleted.

C. Contract references to IRA or Simplified Employee Pension ("SEP") are replaced with Roth IRA.


THE LAST PARAGRAPH OF ITEM 2 IS DELETED AND REPLACED WITH THE FOLLOWING:

     . We will only accept nondeductible Roth IRA contributions, qualified rollovers, and direct transfers (described below) permitted under Code Section 408A, including contributions after age 70 1/2.

     . Your Roth IRA contributions (other than qualified rollover and direct transfer amounts) to your certificate and to any other IRA are limited, in the aggregate, to the lesser of $2,000 or 100 percent of compensation each taxable year.

     . We will accept qualified rollover and direct transfer amounts from another Roth IRA you own into this Roth IRA.

     . We will accept qualified rollover and direct transfer amounts, as permitted under Section 408A(c) and (e), from a non-Roth IRA into your Roth IRA provided your AGI is not in excess of the limits specified in Code Section 408A(c).


ITEM 3(a) IS DELETED.


MINIMUM DISTRIBUTION REQUIREMENTS APPLICABLE TO TRADITIONAL IRAS DURING YOUR LIFE DO NOT APPLY TO ROTH IRAS; THEREFORE, ITEMS 7 (A) AND (b) ARE DELETED. THE FOLLOWING ARE ADDED AS ITEMS 7(a) AND 7(b):

(a) For tax purposes, withdrawals will be from Roth IRA contributions first and then from earnings.


R.S. 1220-PPA (1/98)-NJ
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(b)  Earnings may be withdrawn tax-free (although certificate withdrawal charges may apply), if:  (1) the withdrawal is made five years after the later of
     (i) the date your Roth IRA is established, or, (ii) the date of the most recent qualified rollover or direct transfer from or attributable to a non-Roth IRA; and (2) the withdrawal is made after age 59 1/2, death, disability, or is for a qualified first home purchase (up to $10,000). Withdrawals of earnings not meeting these requirements will be subject to Federal income tax, and a 10 percent penalty may also apply if you are under age 59 1/2.


THE FOURTH PARAGRAPH OF ITEM 12 IS DELETED AND REPLACED BY THE FOLLOWING:

You must choose an income plan or take a full cash withdrawal when you reach age 90.

The last sentence of the last paragraph of item 12 is deleted.


THE FIFTH PARAGRAPH OF ITEM 13 IS DELETED AND REPLACED WITH THE FOLLOWING:

If your beneficiary is your spouse, then your spouse may begin these income payments by the later of (a) the end of the calendar year in which you would have been 70 1/2 and (b) the end of the calendar year following the year of your death.

Your spouse may instead elect to continue your contract as owner.





                                   /s/ Louis J. Ragusa

                                   Louis J. Ragusa, Vice-President & Secretary

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R.S. 1220-PPA (1/98)-NJ